November 19, 2024

For Release:     Immediately
Refer to:    Carrie Munk; munk_carrie@lilly.com; 317-416-2393 (Media)
    Michael Czapar; czapar_michael_c@lilly.com; 317-617-0983 (Investors)

Lilly announces changes on board of directors

INDIANAPOLIS, Nov. 19, 2024 -- Eli Lilly and Company (NYSE: LLY) announced today that it has elected Jon Moeller as a new member of its board of directors, effective Dec. 1, 2024. In addition, the company announced that Karen Walker will transition her role with Lilly, resigning as a member of Lilly's board of directors effective Dec. 31, 2024. In 2025, Ms. Walker will collaborate with Lilly on certain digital commercial activities.

Mr. Moeller is the chairman of the board, president and chief executive officer of Procter & Gamble (P&G). A strong leader who has served as an integral part of P&G’s leadership team for more than two decades, Mr. Moeller has held key positions within finance, business and strategy functions, serving as vice chairman, chief financial officer and chief operating officer, with responsibility for the company’s developing markets and global operations. He also serves on the boards of the Business Roundtable, the Consumer Goods Forum, and Catalyst, a global non-profit that accelerates progress for women through workplace inclusion. Mr. Moeller will serve on the Lilly Audit Committee and the Directors and Corporate Governance Committee and will stand for election by Lilly shareholders at the company’s annual meeting in May 2026.

“I am honored to welcome Jon Moeller to our board of directors,” said David A. Ricks, Lilly chair and CEO. “As the CEO of an iconic American company with global reach, Jon brings deep expertise in driving strategic and operational excellence at scale. His long-standing success in leading a consumer-centric organization and providing expert counsel will offer valuable perspective to our board.”

Ms. Walker has served on Lilly’s board since 2018, including as a member of the board’s Audit and Talent and Compensation Committees. She has brought her unique experience in brand-building and go-to-market strategy to the board during a period of significant growth for Lilly, serving as an active mentor to many of Lilly’s leaders and providing valuable insight on talent development. The board and executive committee have greatly valued her perspective as an operating partner with The Goldman Sachs Group and as the former chief marketing officer of both Intel Corporation and Cisco Systems. The board also has benefited from her keen understanding of technology strategy.

“Karen has been an instrumental part of Lilly’s board during her tenure, and on behalf of the entire board, I thank her for her guidance, mentorship and insights during this important period in Lilly’s history,” said Ricks. “We are grateful that she will continue to contribute to Lilly’s growth as we scale our digital and commercial capabilities.”
About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news, or follow us on Facebook, Instagram, and LinkedIn. C-LLY
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